Exhibit 5.4

Réti, Antall és Társai Ügyvédi Iroda PricewaterhouseCoopers Legal

Vantage Drilling International

777 Post Oak Boulevard, Suite 800

Houston, Texas, 77056

United States of America

Re:	Hungarian legal opinion relating to the registration of securities of Vantage Drilling International and subsidiaries

Budapest, May 24, 2017

Dear Sirs,

We refer to the Registration Statement (as defined below). This is a Hungarian legal opinion issued in connection with the Registration Statement.

1.	DESCRIPTION OF THE REGISTRATION STATEMENT

We have acted as Hungarian legal counsel for Vantage Drilling International (“VDI”) and Vantage Holding Hungary Korlátolt Felelősségű Társaság (registered seat: 1138 Budapest, Népfürdő utca 22. Building B, 13th floor, Hungary; company registry number: 01-09-913549; the “Guarantor”) in connection with the registration statement (the “Registration Statement”) on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended, (the “Securities Act”) relating to the sale by the selling securityholders identified in the prospectus attached thereto from time to time of up to 2,550,682 units of stapled securities (the “Stapled Securities”) of VDI. Each Stapled Security comprises one ordinary share of VDI, par value $0.001 per share, and $172.61 original issuance principal amount of VDI’s 1%/12% Step-Up Senior Secured Third Lien Convertible Notes due 2030 (the “Notes”), in each case subject to adjustment as described in the Indenture (as defined below). The Notes were issued under an indenture, dated February 10, 2016 (as supplemented, the “Indenture”), among VDI, the guarantors named therein (collectively, the “Guarantors”), including the Guarantor, and U.S. Bank National Association, not in its individual capacity but solely as trustee and not in its individual capacity but solely as collateral agent. The Notes are guaranteed (the “Guarantees”) by the Guarantors pursuant to the terms of the Indenture and any relevant ancillary agreements thereto (collectively, the “Ancillary Agreements”).

2.	CAPITALIZED TERMS

Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein (including in the Schedule attached hereto) shall have the meaning ascribed to them in the Registration Statement.

© 2017 Réti, Antall és Társai Ügyvédi Iroda. Minden jog fenntartva. A Réti, Antall és Társai Ügyvédi Iroda a PricewaterhouseCoopers International Limited tagja, melyet önálló és független jogi személyiségű könyvvizsgáló, adó- és üzleti tanácsadó, valamint ügyvédi irodák alkotnak.

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3.	DOCUMENTS EXAMINED

For the purpose of this opinion, we have examined the documents listed in the Schedule to this opinion (the “Documents”). The Schedule forms an integral and inseparable part of this opinion.

4.	SCOPE OF THE LEGAL OPINION

4.1. This opinion is limited to the matters specifically determined below and is issued to you only for the purposes set out herein and is not to be read as extending, by implication or otherwise, to any other matters. In particular, we give no opinions as to matters of fact (except for the matters specifically determined below).

4.2. We are qualified to practice Hungarian law only, and we do not hold ourselves out as being conversant with, and express no opinion as to, the laws of any jurisdiction other than those of Hungary. This opinion is confined to and given on the basis of Hungarian law as currently in force, and it shall be construed in accordance with Hungarian law. We have made no independent investigation and do not express or imply any opinion as to the laws of any other jurisdiction and we have assumed, without inquiry, that there is nothing in the laws of any such other jurisdiction which would or might affect our opinion as stated herein.

5.	ASSUMPTIONS

We have assumed:

5.1. Where we examined copies of original documents, that all such copies were true, authentic, complete and unaltered copies of the relevant original documents, as well as the genuineness of all signatures on such documents;

5.2. That each certificate issued by a governmental official, office, or agency concerning an entity’s status, including but not limited to certificates of corporate status, is accurate, complete, and authentic;

5.3. Insofar as the laws of any jurisdiction, other than Hungary, may be relevant that such laws do not prohibit any of the obligations or rights expressed in the Indenture or the Ancillary Agreements or any future transactions falling under the scope of the aforesaid documents;

5.4. The validity and binding effect under the laws of the United States of America of that certain final confirmation order that was delivered by the United States Bankruptcy Court for the District of Delaware (the “Court”) on January 15, 2016 in the voluntary cases commenced in the Court by VDI and certain subsidiaries of Vantage Drilling Company (“VDC”) under Chapter 11 of Title 11 of the United States Bankruptcy Code, which order confirmed and approved that certain joint pre-packaged chapter 11 plan (In re Vantage Drilling International (F/K/A Offshore Group Investment Limited), et al., Case No. 15-12422), further, which final confirmation order served as the basis for the making of, inter alia, the Indenture;

5.5. That all parties to the Indenture and the Ancillary Documents (other than the Guarantor):

a)	have been duly incorporated and are validly existing, and have had the necessary power, authority and capacity to enter into the Indenture and the Ancillary Agreements and to assume and perform their respective obligations under the laws of the jurisdiction under which such document is governed; and

b)	have complied with all laws and regulations, other than any required under the laws of Hungary, applicable to the transactions contemplated by the Indenture and the Ancillary Documents and obtained in accordance with the applicable laws all governmental and other consents, licences and approvals, other than any required under the laws of Hungary, for the execution and performance thereof or to perfect, protect or preserve any of the interests created or intended to be created by the Indenture and the Ancillary Agreements;

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5.6. The validity and binding effect of the Indenture and the Ancillary Agreements under the jurisdiction under which such documents are governed (other than the Ancillary Agreements governed by the laws of Hungary), in accordance with their respective terms;

5.7. The validity and binding effect under the laws of the State of New York of that certain Assignment of Equity Interest in the Guarantor, dated February 10, 2016 (the “Assignment”), by and between Wells Fargo Bank, National Association, as assignor, acting as attorney-in-fact on behalf of VDC, and VDI, as assignee, and further that the Guarantor was notified by VDI of the Assignment as at February 15, 2016;

5.8. That the Indenture and the Ancillary Agreements have been prepared and signed in order to enter into transactions, as described therein, in good faith and for bona fide commercial purposes;

5.9. That there are no agreements or arrangements in existence between the parties to the Indenture and the Ancillary Agreements (or any of them), or any other persons, which in any way amend, add to or vary the terms of the Indenture or the Ancillary Agreements or the respective rights and interests of the parties thereto;

5.10. That there are no contractual or similar restrictions (other than under Hungarian law) binding on any of the parties to the Indenture and the Ancillary Agreements which would affect the conclusions in this opinion; and

5.11. That the Documents remain in full force and unaltered.

6.	RESERVATIONS

Our opinion is subject to the following reservations:

6.1. This opinion is rendered as of the date hereof and based upon the laws of Hungary in effect on the date hereof. We express no opinion as to any event, fact, circumstance, or development subsequent to the date of this opinion. We undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth in this opinion that may result from any change of law or fact that may arise after the date of this opinion. Our opinion is limited to the matters stated herein, and no opinion is to be implied or inferred beyond the matters stated herein.

6.2. In compliance with Section 4.2 of this opinion, we express no opinion as to any matters pertaining to any issues that may arise in connection with the Indenture, the Ancillary Agreements, the Guarantees, the Registration Statement or any transaction falling under their scope under the laws of the State of New York or the United States of America, and in particular as to the valid corporate existence of the parties to the Indenture, the Ancillary Agreements and the registrants under the Registration Statement (other than the Guarantor), the power and authority of those parties or registrants (other than the Guarantor) to prepare and sign the Indenture, the Ancillary Agreements, the Registration Statement or to enter into future transactions falling under the scope of the aforesaid documents.

6.3. The description of obligations as “enforceable”, or the term “enforceability” refer to the legal character of the obligations in question, i.e., that obligations are of a character which Hungarian law recognizes and enforces.

6.4. The obligations of the Guarantor and VDI, as the sole member of the Guarantor, are subject to and may be limited by insolvency, bankruptcy, liquidation, fraudulent conveyance, reorganization, moratorium, examinership, statutes of limitation, set-off and other similar laws affecting creditors’ rights generally.

6.5. We express no opinion as to the tax status or tax liability of the Guarantor or VDI.

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7.	OPINIONS

BASED UPON, and SUBJECT TO the foregoing, and having considered such questions of Hungarian law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that:

7.1. The Guarantor is a limited liability company (korlátolt felelősségű társaság) duly incorporated and registered and validly existing in good standing under the laws of Hungary;

7.2. The execution, delivery and performance of the Indenture by the Guarantor have been duly authorized by all necessary action on the part of the Guarantor; and

7.3. The Guarantees by the Guarantor with respect to the Notes have been duly authorized by the Guarantor.

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This opinion is for your benefit in connection with the Registration Statement and may be relied upon solely by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

Réti, Antall & Partners Law Firm

/s/ Dr. Zoltán Várszegi	/s/ György Antall
Dr. Zoltán Várszegi	Dr. György Antall
Member of the Law Firm	Member of the Law Firm

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SCHEDULE

List of documents examined for the purpose of issuing the Hungarian legal opinion:

1.	The Deed of Foundation of the Guarantor dated as of April 29, 2017;

2.	The electronic company registry extract of the Guarantor dated as of May 24, 2017;

3.	Members’ list of the Guarantor made following the change in the Guarantor’s registered address as of April 5, 2017, executed in counterparts as of April 10, 2017 and April 12, 2017, respectively; and

4.	The founder’s resolutions no. 01/12/2015 to 11/12/2016, dated December 1, 2015, passed by VDC as the founder and sole member of the Guarantor, authorizing and directing the Guarantor’s directors and authorized proxies to sign, execute and deliver on behalf of the Guarantor any agreements, letters, notices, certificates, acknowledgements, receipts, authorizations, instructions, releases, waivers, proxies, appointments of agents for service of process and other documents considered necessary or desirable for the purpose of giving effect to, consummating or completing or procuring the performance and completion of the Transaction, as defined therein.